Artisan Partners Asset Management Inc. Reports August 2021 Assets Under Management
Milwaukee, WI - September 10, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of August 31, 2021 totaled $181.1 billion. Artisan Funds and Artisan Global Funds accounted for $88.6 billion of total firm AUM, while separate accounts and other AUM1 accounted for $92.5 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of August 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$28,463
Global Discovery	2,682
U.S. Mid-Cap Growth	18,863
U.S. Small-Cap Growth	6,693
Global Equity Team
Global Equity	3,114
Non-U.S. Growth	22,488
Non-U.S. Small-Mid Growth	9,858
China Post-Venture	146
U.S. Value Team
Value Equity	4,028
U.S. Mid-Cap Value	4,011
International Value Team
International Value	30,790
International Small Cap Value	23
Global Value Team
Global Value	25,798
Select Equity	426
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,035
Credit Team
High Income	8,013
Credit Opportunities	117
Developing World Team
Developing World	9,743
Antero Peak Group
Antero Peak	3,591
Antero Peak Hedge	1,200

Total Firm Assets Under Management ("AUM")	$181,082

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.